Exhibit 10.3

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 31, 2006, by and between Lexington Realty Trust, a Maryland real estate investment trust (together with its subsidiaries and affiliates, “Company”), and First Winthrop Corp., a Delaware corporation (together with its subsidiaries and affiliates, “Winthrop”) Company and Winthrop are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company and Newkirk Realty Trust, Inc., a Maryland corporation (“NRT”) are parties to an Agreement and Plan of Merger, dated as of July 23, 2006 (the “Merger Agreement”) (capitalized terms used herein without definitions shall have the meanings given to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Company and NRT have effected a business combination through a merger of NRT with and into Company with Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Company desires to obtain the use of certain services for the purpose of enabling Company to manage an orderly transition in its operation of the properties and businesses owned and conducted by NRT and its subsidiaries immediately prior to the Merger (the “Businesses”);

WHEREAS, Company would not have entered into the Merger Agreement without the agreement of Winthrop to provide the transition services pursuant to the terms hereof; and

WHEREAS, the closing of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, the execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Winthrop hereby agree as follows:

AGREEMENT

1.             Scope of Agreement. Winthrop hereby agrees to provide, at Winthrop’s own expense, certain accounting, tax, financial reporting, investor relations and information technology support services to Company in accordance with the terms and conditions of this Agreement. The nature and scope of each Service (as defined below) are described in Section 3 of this Agreement. Upon the occurrence of the Transition Date (as defined below), Winthrop will stop providing each category of Services under this Agreement. Notwithstanding the foregoing, Company may, in its sole discretion, as of the Transition Date (a) exercise the Employment Option (as defined in Section 5 herein); (b) enter into its own license or contract with Winthrop’s software vendor or third party providing such Service; (c) establish a new relationship for the provision of such Service; and (d) develop the Service capability internally, all without any further assistance by Winthrop.

2.             Term. The term of this Agreement (the “Term”) shall commence on the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”) and shall end on the first anniversary thereof (the “Termination Date”); provided, Winthrop’s obligation to provide each category of Services pursuant to Section 3 hereof shall terminate on the ninetieth day following the Closing Date (the “Transition Date”).

3.             Services to be Provided by Winthrop. Until the Transition Date, Winthrop shall provide Company with those transition services described on Exhibit A attached hereto and incorporated herein by this reference (the “Services”). Winthrop represents and warrants that the Services constitute substantially all of the accounting, tax, financial reporting, investor relations and information technology support services which Winthrop, any affiliates of Winthrop, and any of their respective employees previously performed for The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership) (“MLP”) and NRT (hereinafter, “Past Practice”). Notwithstanding the foregoing, in the event that any of the Services listed on Exhibit A do not constitute Past Practice, they shall nevertheless constitute Services hereunder and Winthrop will be obligated to provide such Services pursuant to the terms hereof.

4.             Level of Services. Winthrop will use the same degree of care in rendering the Services under this Agreement as it utilizes in rendering such Services for its own operations and its other clients. Company shall cooperate with Winthrop to permit Winthrop to perform its duties and obligations under this Agreement in a timely manner (including, without limitation, providing to Winthrop any reports or other information required by Winthrop to discharge its duties hereunder).

5.             Employment Option. Company shall have the right to hire (the “Employment Option”) any of the employees of Winthrop listed on Schedule 1 hereto. The employees so hired are hereafter referred to as the “Retained Employees”. The foregoing provisions shall not restrict Company from conducting any general solicitation for employees (including the use of professional executive recruiters) not specifically directed at Carolyn Tiffany, Thomas Staples and Barbara Leary, and shall not restrict Company from hiring any such person who responds to any such general solicitation.

6.             Office Space. Until the first anniversary of the Closing Date (a) Winthrop shall provide Company office space at Winthrop’s offices in Boston, Massachusetts (i) for use of the Retained Employees and (ii) for reasonable use by other employees of Company during business hours provided that prior notice of any intended use is given to Winthrop, and (b) Winthrop shall supply the Retained Employees and such other employees of Company with information technology desktop support and use of telephones, fax machines, mailroom facilities and duplicating machines and shall also provide rack space required for the operation of up to four Company servers. Company shall be responsible for the payment of all telephone, fax and postage costs incurred by the Retained Employees and such other employees.

7.             Records. During the term of this Agreement, Winthrop shall maintain all records of NRT and its subsidiaries, including MLP, in its possession at its offices, including, without limitation, the records of NRT and its subsidiaries maintained at Michael Ashner’s personal

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office in Jericho, New York (the “Records”), and shall, upon the request of Company at any time before the first anniversary of the Closing Date and at the sole cost of Company, assist Company to move the Records from the Winthrop offices to the offices of Company.

8.	Miscellaneous.

8.1          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

8.2          Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

8.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Winthrop, to:

First Winthrop Corp.

7 Bulfinch Place

Suite 500

Boston, MA 02114

Facsimile: (617) 570-4746

Attention: Carolyn B. Tiffany

with copies (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022

Fax No: (212) 940-8776

Attention:	Mark I. Fisher, Esq.
Elliot Press, Esq.

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if to Company, to:

Lexington Realty Trust

One Penn Plaza

Suite 4015

New York, New York 10119-4015

Attention:	T. Wilson Eglin
Joseph S. Bonventre

with a copy (which shall not constitute notice) to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Fax No.: (212) 319-4090

Attention:	Mark Schonberger, Esq.
William F. Schwitter, Esq.

8.4          Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

8.5          Entire Agreement. This Agreement, the Exhibits and Schedules and other agreements and instruments delivered in connection herewith constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

8.6          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

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8.7          Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

8.8          Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns may be brought and determined in any New York State or federal court sitting in New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.9          Assignment. Neither Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; except that (i) Company may, without such consent, assign all such rights to any affiliate(s) of Company including the affiliates which own the Businesses, or to any Person providing financing to Company as collateral security for such financing; provided that no such assignment shall relieve Company of any of its obligations hereunder; and (ii) Winthrop may, without such consent, assign all such rights to (A) any affiliate controlling Winthrop; provided that no such assignment shall relieve Winthrop of any of its obligations hereunder or (B) any person that acquires, directly or indirectly, all or any substantial portion of the assets or securities of Winthrop. Any unauthorized assignment or transfer shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.10        Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent

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breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in New York, New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.11        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.12        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.13        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

8.14        Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

8.15        No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

8.16        Information. Subject to any applicable laws and privileges, each Party covenants and agrees to provide the other Party with all information regarding itself and the transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county, and local laws, ordinances, regulations, and codes, and to satisfy the requesting Party’s obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

FIRST WINTHROP CORPORATION

By:    /s/ Peter Braverman

Name: Peter Braverman

Title: Executive Vice President

LEXINGTON REALTY TRUST

By:    /s/ T. Wilson Eglin

Name: T. Wilson Eglin

Title: Chief Executive Officer

EXHIBIT A

SERVICES

1.            Accounting Services. Winthrop shall support the accounting functions of Company relating to MLP, and the Company’s interest in MLP, using MRI accounting software by providing the following accounting services consistent with Past Practice (the “Accounting Services”):

(a)           Participate in month-end closing and preparation of monthly financial statements.

(b)	Maintain current general ledger and fixed asset systems.
(c)	Cooperate in converting to a new general ledger system.

(d)           Assist with monthly general ledger maintenance and year-end budget process.

(e)           In consultation with Company, assist in recording purchase accounting entries relating to the transactions contemplated by the Merger Agreement.

(f)	Reconcile general bank accounts.

(g)           Monitor fixed asset records and prepare entries for procurement, retirement and depreciation of assets.

(h)           Provide supporting schedules to assist Company in preparing necessary property, real estate, rent and income tax filings.

(i)            Cooperate with audits which Company may conduct or may be subject to;

(j)            Provide training and knowledge transfer to Company controllers and membership staff in order for them to independently support the administration of accounting policies and procedures.

(k)	Assist Company in setting up requisite bank accounts.
(l)	Advise Company on past management procedures.

2.             Tax Services. Winthrop shall support the tax functions of Company relating to NRT and MLP by providing the following tax services consistent with Past Practice (the “Tax Services”):

(a)           Provide the information necessary to prepare and monitor the preparation of, all federal, state, local or foreign tax returns, reports, information statements, schedules and the like, including workpapers and other supporting documents.

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(b)          Perform, monitor and maintain REIT testing, checklists and compliance, including but not limited to coordinating with asset and property managers to determine the extent of any REIT related issues with any REIT properties or assets as it applies to MLP assets.

(c)           Calculate and maintain projections of income and distributions for the MLP for REIT purposes.

(d)           Maintain, coordinate and monitor any ongoing or newly occurring Section 704(c) allocations and book ups as they apply to MLP assets.

(e)           Provide training, guidance, knowledge transfer and support with respect to any Tax Services.

(f)            Coordinate with the transfer agent for MLP in the preparation of the Schedule K-1s for the MLP Unitholders.

3.             Financial Reporting Services. Winthrop shall support the financial reporting functions of Company relating to MLP, and the Company’s interest in MLP, by providing the following financial reporting services consistent with Past Practice, as applicable (the “Financial Reporting Services”):

(a)	Prepare drafts of Form 10-Q and Items 6, 7 and 8 of Form 10-K for MLP.

(b)           Draft quarterly and annual financial statements of MLP in accordance with GAAP.

(c)	Draft footnotes to the financial statements of MLP.

(d)           Assist Company in the preparation of Form 10-Q and Form 10-K for filing with the Securities and Exchange Commission with respect to Company’s interest in MLP, including, without limitation, the consolidation of MLP with Company.

(e)           Prepare drafts of reporting required under the Second Amended and Restated Agreement of Limited Partnership of the Lexington Master Limited Partnership (the “MLP Agreement”).

(f)            Assist Company in complying with the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder and pursuant thereto as it relates to the MLP and the historical Newkirk Realty Trust business.

(g)	Prepare supporting schedules for financial statement accounts.

4.             Investor Relations Services. Winthrop shall support the investor relations functions of Company relating to MLP by providing the following investor relations services consistent with Past Practice (the “Investor Relations Services”):

(a)	Maintain and update investor data files.

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(b)	Receive and respond to verbal and written investor inquiries.
(c)	Draft investor correspondence.
(d)	Maintain investor benefit schedules for each investor group.

(e)           Coordinate with the transfer agent for MLP in the dissemination of distributions, tax information and quarterly and annual reports.

5.             Information Technology. Winthrop shall support the information technology functions of Company relating to MLP, the Company interest in MLP, and employees of Winthrop providing the Services, by providing the following information technology services (the “Information Technology Services”):

(a)           Provide information technology hardware, computers, software and server space to Company as necessary to perform the accounting services referred to in Section 1 above.

(b)           Maintain information technology hardware, software and servers at Winthrop’s corporate headquarters and cooperate in the maintenance of the network between such corporate headquarters and Company.

(c)           Cooperate in the conversion to multiple systems, including, but not limited to, e-mail server, web-server, Argus, Access, BNA, Timeline and any related database, and general ledger systems.

(d)           Cooperate with the Company in supporting multiple systems, including, but not limited to, e-mail server, web-server, and general ledger systems.

(e)           Provide the Company with support and software updates to MRI to be compatible with the current version utilized by Company, including upgrading MRI to version 3.x with service pack 2 for all three or more databases.

(f)            For software at Winthrop’s corporate headquarters, maintain software licensing agreements with vendors and assist with the transition of licensing agreements to Company to the extent that they are assignable.

(g)           Permit continued use of the existing email addresses of the employees listed on Schedule 1 and access to e-mail to Company personnel.

(h)           Provide all important email accounts by exporting to PST file of their history data.

(i)            Provide a list of full contact information for all hardware and software vendors, including any online support accounts with passwords.

(j)            Immediately after the closing of the Merger, providing back-up, including all database data (SQL 2000 + other), email accounts and working data files (word / XL / PP

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etc.), for the shorter of (x) the six month period ending on the closing date of the Merger and (y) the period beginning on the date of the Merger Agreement and ending on the closing date of the Merger.

(k)           Provide backup for each 30-day period, beginning on the date of this Agreement and continuing until the Transition Date, including all database data (SQL 2000 + other), email accounts and working data files (word / XL / PP etc.).

(l)            Provide servers and other related IT equipment and assist in the transition from Winthrop servers and IT equipment to Company servers and IT equipment.

6.             Asset Management Services.  Winthrop shall support the asset management functions of Company relating to NRT and MLP by providing the following asset management services consistent with Past Practice (the “Asset Management Services”):

(a)               Assist with tenant relations and lease compliance through monitoring the financial, property and equipment maintenance and other lease obligations of the tenants of the MLP.

(b)	Assist in extending leases in advance of current expirations.
(c)	Oversee ongoing expansions.
(d)	Assist in disposing and refinancing of assets selected by the Company.
(e)	Assist in the maintenance of property files and records.

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Schedule 1

John Driscoll

John “Jay” Cramer

Kristen Clark Duffy

Ashley Dann

Beth Boulerice

Donna Lucente

Sally Sevier

Angelo Spaneas

Stephanie Morin

Michelle Burch

Kathy Carnavale

Declan Spellman

Chitra Sharma